Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31813
PROSPECTUS


                               THE WET SEAL, INC.
                                1,650,000 SHARES
                             OF CLASS A COMMON STOCK
                              ____________________

                  The shares of class A common stock offered by this prospectus are being offered by the stockholders of our company named in the section entitled "Selling Stockholders" on page 4. The shares of class A common stock may be purchased by the selling stockholders pursuant to stock options granted under the The Wet Seal, Inc. 1996 Long-Term Incentive Plan. The selling stockholders may sell the shares of class A common stock from time to time in various types of transaction including:

                  *  on the Nasdaq National Market;

                  *  in the over-the-counter market; and

                  *  in privately negotiated transactions.

                  For additional information on methods of sale, you should refer to the section entitled "Plan of Distribution" on page 5. Our company will not receive any portion of the proceeds from the sale of these shares.

                  Our Company's class A common stock is quoted on the Nasdaq National Market under the symbol "WTSLA."

                 The selling stockholders will determine the price of the shares of class A common stock independent of our company. On May 25, 1999, the last sale price of the class A common stock on the Nasdaq National Market was $30.500 per share.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in the prospectus.
Any representation to the contrary is a criminal offense.





                  The date of this Prospectus is May 27, 1999.

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----

         You Should Not Rely on Forward-Looking Statements
         Because They are Inherently Uncertain.......................3


         Where You Can Find More
         Information.................................................3


         The Company.................................................4


         Use of Proceeds.............................................4


         Selling Stockholder.........................................4


         Plan of Distribution........................................6


         Experts.....................................................7


         Legal Matters...............................................7



We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

       YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE
                              INHERENTLY UNCERTAIN

                  This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. These statements appear throughout the prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to our operations and related industry developments. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons.

                       WHERE CAN YOU FIND MORE INFORMATION

                  This prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission. Some information in the registration statement has been omitted from this prospectus in accordance with SEC rules. We file annual, quarterly and special reports, proxy reports, proxy statements and other information with the SEC. You can read and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National
         ------------------
Market. Reports, proxy and information statements and other information concerning our company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                  The  SEC  allows  us  to   "incorporate   by  reference"   the
information we have previously filed with it, which means we can disclose important information by referring to those documents. All information that we have incorporated by reference is available to you in accordance with the above paragraph. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders have sold all the shares.

                  The following documents filed with the SEC are incorporated by reference in this prospectus:

                  1. Our Annual Report on Form 10-K for the fiscal year ended January 30, 1999; and

                  2. The description of our class A common stock and other classes or series of shares set forth in our registration statement on Form S-1, as amended (File No. 33-34895), and incorporated by reference into the registration statement on Form 8-A under the Exchange Act, as amended, of our company filed with the SEC on July 30, 1990.

                  We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Corporate Secretary, The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610, telephone: (949) 583-9029.

                                   THE COMPANY

                  Our company is a specialty retailer of moderately priced, fashionable, casual apparel designed for women with a young, active lifestyle. Our company was incorporated on December 19, 1962 in California and was reincorporated in Delaware on June 26, 1990. Our principal executive offices are located at 26972 Burbank, Foothill Ranch, California 92610. Our company's telephone number is (949) 583-9029.

                                 USE OF PROCEEDS

                  We will not receive any of the proceeds from the sale of the class A common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

                  The table below sets forth information with respect to the selling stockholders including:

                  *   the name and position of the selling stockholders;

                  * the number of shares of class A common stock beneficially owned by each selling stockholder as of May 25, 1999;

                  * the number of shares which may be offered and are being registered by this prospectus for the account of each selling stockholder (assuming all options are vested and exercised); and

                  * the amount of the class to be owned by each selling stockholder assuming all of the shares are sold.

                  The shares are those which may be acquired by the selling stockholders upon the exercise of options granted under the The Wet Seal, Inc. 1996 Long-Term Incentive Plan. Except as set forth in the table, certain of the selling stockholders have not been individually identified by our company at the time of the preparation of this prospectus.



                                 Number of Shares of Class    Number of Shares of Class    Number of Shares of Class
                                  A Common Stock Owned(1)     A Common Stock which may    A Common Stock to be Owned
                                                                    be Offered(2)            After Offering(1)(3)

Alan Siegel(4)                             1,000                        5,000                          0
     Director
Ann Cadier Kim(4)                          3,447                       10,000                        1,477
     Vice President of
     Finance and Chief
     Financial Officer
Barbara Bachman                            4,000                        8,000                        4,000
     Senior Vice President of
     Store Operations
Edmond Thomas                              8,147                       120,000                       8,147
     President and Chief
     Operating Officer
First Canada Management                      0                         160,000                         0
   Consultants Limited
George Benter, Jr.                         1,500                        4,000                        1,500
     Director
Gerald Randolph                              0                          4,000                          0
     Director
Irving Teitelbaum(5)(6)                   348,500                         0                         348,500
     Chairman of the Board of
     Directors
Kathy Bronstein                            3,423                       120,000                       3,423
     Chief Executive Officer
Sharon Hughes(4)                           5,022                       10,000                        3,022
     Vice President of
     Merchandising
Stephen Gross(5)                          348,500                         0                         348,500
     Director
Walter Loeb(4)                             2,400                        5,000                        1,400
     Director
Wilfred Posluns                              0                          4,000                          0
     Director
_________________________

(1) Includes shares that the selling stockholders have the right to acquire beneficial ownership of within 60 days through the exercise of stock options granted under the The Wet Seal, Inc. 1996 Long-Term Incentive Plan.
(2) Includes shares that may be purchased pursuant to stock options granted under the The Wet Seal, Inc. 1996 Long-Term Incentive Plan on or before the date of this prospectus (assuming all options are vested and exercisable).
(3) After completion of the offering, Messrs. Teitelbaum and Gross will each own 3.7% of the outstanding shares of class A common stock. None of the other selling stockholders will own 1% or more of our company's outstanding shares of class A common stock after completion of the offering.
(4) Shares held include options representing the immediate right to purchase the following shares of class A common stock: Ms.
         Hughes-2,000;   Ms.  Cadier   Kim-2,000;   Mr.   Loeb-1,000;   and  Mr.
         Siegel-1,000.
(5) Shares held include 58,000 and 290,500 shares of class A common stock beneficially owned by Suzy Shier Limited and Suzy Shier Equities Inc., respectively, and exclude 1,300,000, 155,000, 175,000 and 815,573 shares of class B common stock owned by Los Angeles Express Fashions, Inc., La Senza Inc., Suzy Shier Equities Inc. and 3254127 Canada Inc. (which are convertible into shares of class A common stock on a one-for-one basis). Los Angeles Express Fashions, Inc. is a wholly owned subsidiary of Suzy Shier Equities Inc., and La Senza Inc. and Suzy Shier Equities Inc. are wholly owned subsidiaries of Suzy Shier Limited, of which Messrs. Teitelbaum and Gross own 42.2% and 40.0%, respectively. 3254127 Canada Inc. is a wholly owned subsidiary of Gross-Teitelbaum Holdings Inc., of which Messrs. Teitelbaum and Gross own 50.1% and 49.9%, respectively. Messrs. Teitelbaum and Gross disclaim beneficial ownership of these shares.
(6) Excludes options held by First Canada Management Consultants Limited to purchase 160,000 shares of class A common stock. First Canada Management Consultants Limited is a Canadian company wholly owned by Teitelbaum Investments Ltd., a Canadian company of which Mr. Teitelbaum is the majority shareholder.
         Mr. Teitelbaum disclaims beneficial ownership of these shares.

                              PLAN OF DISTRIBUTION

                  Our company is registering  the shares of class A common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by our company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the
Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised our company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

                  The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

                  The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

                  The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                  Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Our company has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

                  Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

                  Upon our company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

                  * the name of each such selling stockholder and of the participating broker-dealer(s);

                  *   the number of shares involved;

                  *   the initial price at which such shares were sold;

                  * the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

                  *   that   such   broker-dealer(s)   did   not   conduct   any
                      investigation   to  verify  the  information  set  out  or
                      incorporated by reference in this prospectus; and

                  *   other facts material to the transactions.

In addition, upon our company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                     EXPERTS

                  The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the three years ended January 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report. The financial statements have been incorporated by reference in this prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

                                  LEGAL MATTERS

                  The validity of the shares of class A common stock offered in this prospectus has been passed upon for our company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York. Alan Siegel, a director of our company, is a member of the firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and holds options to purchase 7,000 shares of class A common stock.